Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-214947

PROSPECTUS

5,402,043 Shares

Voting Common Stock

This prospectus relates to the sale by the selling stockholders from time to time of up to 5,402,043 shares of our voting common stock. We will not receive any of the proceeds from the sale of these shares. These shares of our voting common stock are being registered pursuant to the terms of (i) an investment agreement with the selling stockholders, and (ii) an exchange agreement with one selling stockholder, each of which provides registration rights to the selling stockholders.

The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares through ordinary brokerage transactions or through any means described in the section titled “Plan of Distribution.” The selling stockholders may sell any, all or none of the shares offered by this prospectus.

Our voting common stock is quoted on the NASDAQ Global Select Market under the symbol “GBNK”. On December 6, 2016, the last reported sale price of our voting common stock on the NASDAQ Global Select Market was $22.75. You should read both this prospectus and the applicable prospectus supplement carefully, as well as any documents incorporated by reference in this prospectus and/or the applicable prospectus supplement, before you make your investment decision.

Investing in our securities involves risks. You should carefully consider the matters set forth in “Risk Factors” on page 5 of this prospectus and in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in any subsequently filed Quarterly Report on Form 10-Q, as well as in any accompanying prospectus supplement.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or any state securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other government agency.

The date of this prospectus is December 16, 2016

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, and in the reports and documents incorporated by reference herein, that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in our future filings with the Securities and Exchange Commission (the “SEC”), in press releases, and in oral and written statements made by or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “projected”, “continue”, “remain”, “will”, “should”, “could”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements and the lack of such an identifying word does not necessarily indicate the absence of a forward-looking statement.

Forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from those discussed in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•                  Local, regional, national and international economic conditions and the impact they may have on us and our customers, and our assessment of that impact on our estimates including, but not limited to, the allowance for loan losses.

•                  The effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve.

•                  Requirements imposed by regulatory agencies to increase our capital to a level greater than the current level required for well-capitalized financial institutions (including the impact of the joint rule by the Federal Reserve Board, the OCC, and the FDIC to revise the regulatory capital rules, including the Basel III standards), the failure to maintain capital above the level required to be well-capitalized under the regulatory capital adequacy guidelines, the availability of capital from private or government sources, or the failure to raise additional capital as needed.

•                  Changes in the level of nonperforming assets and charge-offs and the deterioration of other credit quality measures, and their impact on the adequacy of Guaranty Bank and Trust Company’s allowance for loan losses and provision for loan losses.

•                  Changes in sources and uses of funds, including loans, deposits and borrowings, including the ability of the Bank to retain and grow core deposits, to purchase brokered deposits and to maintain unsecured federal funds lines and secured lines of credit with correspondent banks.

•                  Failure, interruption or breach in security of our electronic communications, information systems and computer systems.

•                  The effects of inflation and interest rate, securities market and monetary supply fluctuations.

•                  Political instability, acts of war or terrorism and natural disasters.

•                  Our ability to develop and promote customer acceptance of new products and services in a timely manner and customers’ perceived overall value of these products and services.

•                  Changes in consumer spending, borrowings and savings habits.

•                  Competition for loans and deposits and failure to attract or retain loans and deposits.

•                  Changes in the financial performance or condition of the Bank’s borrowers and the ability of the Bank’s borrowers to perform under the terms of their loans and the terms of other credit agreements.

•                  Our ability to receive regulatory approval for the Bank to declare and pay dividends to the holding company.

•                  Our ability to acquire, operate and maintain cost-effective and efficient systems.

•                  The timing, impact and other uncertainties of any future acquisitions, including our ability to identify suitable future acquisition candidates, success or failure in the integration of their operations and the ability to enter new markets successfully and capitalize on growth opportunities.

•                  Our ability to successfully implement changes in accounting policies and practices adopted by regulatory agencies, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•                  The loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels.

•                  The costs and other effects resulting from changes in laws and regulations and of other legal and regulatory developments, including, but not limited to, increases in FDIC insurance premiums, the commencement of legal proceedings or regulatory or other governmental inquiries, and our ability to successfully undergo regulatory examinations, reviews and other inquiries.

•                  Other risks and uncertainties listed from time to time in the Company’s reports and documents filed with the United States Securities and Exchange Commission (“SEC”).

Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under the shelf registration statement and this prospectus, the selling stockholders may from time to time offer to sell shares of voting common stock in one or more offerings at prices to be determined by market conditions and other factors at the time of offering.

This prospectus describes the general manner in which the shares of voting common stock may be offered and sold by the selling stockholders. If necessary, the specific manner in which shares of voting common stock may be offered and sold will be described in a supplement to this prospectus. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference herein) and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. No dealer, salesperson or other person is authorized to provide you with information different from that which is set forth or incorporated by reference in this prospectus and any related applicable prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any related prospectus supplement or any sale of a security.

The registration statement that contains this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website or at the SEC’s Public Reading Room mentioned under the heading “Where You Can Find More Information.”

Unless otherwise indicated in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to Guaranty Bancorp, a Delaware corporation, including our wholly owned subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC and filed a registration statement on Form S-3 under the Securities Act of 1933 (as amended from time to time, the “Securities Act”) relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

You may read and copy the registration statement and any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, and you can also review our filings by accessing this website at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition to the foregoing, we maintain a website at www.gbnk.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available on our internet website copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such documents as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede such information. The following documents filed with the SEC are hereby incorporated by reference into this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

SEC Filing	Period or Filing Date (as applicable)

Annual Report on Form 10-K	Year ended December 31, 2015

Quarterly Report on Form 10-Q for the quarter ended September 30, 2016	November 9, 2016

Quarterly Report on Form 10-Q for the quarter ended June 30, 2016	August 4, 2016

Quarterly Report on Form 10-Q for the quarter ended March 31, 2016	April 29, 2016

Definitive Proxy Statement for Annual Meeting of Shareholders	March 25, 2016

Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K)	December 2, 2016
November 28, 2016
October 26, 2016
September 8, 2016
September 2, 2016
August 11, 2016
August 1, 2016
July 20, 2016
July 18, 2016
July 13, 2016

May 4, 2016
April 20, 2016
March 16, 2016
February 8, 2016
February 3, 2016
January 27, 2016

The description of our voting common stock, par value $0.001 per share, set forth in our Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description.

October 3, 2005

We are also incorporating by reference into this prospectus any documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities offered hereby, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K and any related exhibits which are not deemed filed and are not incorporated by reference herein.

This prospectus is part of a registration statement that we filed with the SEC. Upon written or oral request, we will provide, without charge, to each person, including beneficial owners of our securities, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to:

Guaranty Bancorp
Attention: Investor Relations
1331 Seventeenth St., Suite 200
Denver, CO 80202
Telephone: (303) 675-1194

INFORMATION ABOUT GUARANTY BANCORP

We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Our principal business is to serve as a holding company for our bank subsidiary, Guaranty Bank and Trust Company (the “Bank”).

The Bank is a full-service community bank offering an array of banking products and services to the communities it serves along the Front Range of Colorado including: accepting time and demand deposits, originating commercial loans, commercial and residential real estate loans, Small Business Administration guaranteed loans and consumer loans. The Bank, together with its wholly owned subsidiaries Private Capital Management, LLC and Cherry Hills Investment Advisors, Inc., provides wealth management services, including private banking, investment management and trust services. Substantially all of the Bank’s loans are secured by specific items of collateral, including business assets, commercial and residential real estate, which include land or improved land and consumer assets. Commercial loans are generally expected to be repaid from cash flow from the operations of businesses that have taken out the loans. There are no significant concentrations of loans to any one industry or customer.  On September 8, 2016, the Company completed the previously announced transaction with Home State Bancorp in exchange for a combination of Company stock and cash.  Based in Loveland, Colorado Home State serves the banking needs of businesses and consumer customers in northern Colorado.

At September 30, 2016, we had total assets of approximately $3.3 billion, net loans of approximately $2.4 billion, deposits of approximately $2.75 billion and stockholders’ equity of approximately $351.4 million, and we operated 37 branches in the Front Range of Colorado through the Bank.

We maintain our principal executive offices at 1331 Seventeenth St., Suite 200, Denver, CO 80202 and our telephone number is (303) 675-1194. We were incorporated in Delaware on March 3, 2004.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus.  See “Where you can find more information” on page 3 of this prospectus.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Before making an investment decision and purchasing any of our securities, you should carefully read and consider the risk factors described in our periodic reports filed with the SEC (including the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, as such may be revised or supplemented by more recently filed Quarterly Reports on Form 10-Q, each of which is or upon filing will be incorporated herein by reference), which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, and those identified in any applicable prospectus supplement, as well as other information in this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein or therein. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely and materially impair our business and operations.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our voting common stock by the selling stockholders. All proceeds from the sale of these shares will be solely for the accounts of the selling stockholders.

REGULATORY CONSIDERATIONS

As a bank holding company, the Company is subject to the regulation, supervision and examination of the Federal Reserve. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders. As a result of this regulatory framework, our results of operations and financial condition are affected by actions of the Federal Reserve, the Federal Deposit Insurance Corporation, which insures the deposits of the Bank within certain limits, and the Colorado Division of Banking, which regulates our Bank.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, certain provisions of our second amended and restated certificate of incorporation, as amended, which we refer to as the certificate of incorporation, our amended and restated bylaws, which we refer to as the bylaws, and applicable provisions of the Delaware General Corporation Law, or the DGCL, is a summary and is qualified in its entirety by the provisions of the certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by reference to the applicable provisions of the DGCL.

Authorized, Issued and Outstanding Shares of Capital Stock

Our certificate of incorporation provides that we are authorized to issue, without stockholder action, a total of 50,000,000 shares of capital stock, consisting of 38,750,000 shares of voting common stock, par value $0.001 per share, 1,250,000 shares of non-voting common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The preferred stock may be issued in one or more series and with such terms and conditions, at such times and for such consideration, as our Board of Directors may determine.

As of December 5, 2016: (i) 28,350,686 shares of voting common stock were issued and outstanding, including 565,363 shares of unvested stock awards; (ii) 728,305 shares of voting common stock were reserved for issuance under our 2015 Long-Term Incentive Plan; (iii) no non-voting common stock was issued and outstanding; and (iv) no preferred stock was issued and outstanding.

Common Stock

The following description of our common stock, together with any additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of our voting common stock and our non-voting common stock. While the terms we have summarized below will apply generally to any future voting common stock that may be offered by the selling stockholders, we will describe the particular terms of these securities in more detail, if necessary, in the applicable prospectus supplement. References in this prospectus to “common stock” shall be deemed to include a reference to both our voting common stock and non-voting common stock, collectively.

Voting Rights

Each share of voting common stock entitles the holder thereof to one vote on each matter for which stockholders are entitled to vote.

The holders of a majority in number of the total outstanding shares of stock of the Company entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. Matters are generally decided by the affirmative vote of a majority of the votes cast at any meeting of stockholders—the number of votes cast “FOR” the matter must exceed the number of votes cast “AGAINST” the matter. The Board of Directors is elected by a majority voting standard—each director nominee must receive a majority of votes cast to be elected (i.e., the number of votes cast for the director nominee must exceed the number of votes cast against that nominee). In a contested election, the standard for election of directors would be a plurality of the votes cast. Cumulative voting is not allowed.

Dividends

Holders of the Company’s common stock are entitled to dividends out of funds legally available for such dividends when, if and as declared by our Board of Directors. Beginning in May, 2013, we paid cash dividends of 2.5 cents per share to stockholders on a quarterly basis through November of 2013. Beginning February, 2014, we increased the quarterly cash dividend to 5 cents per share and have paid quarterly stockholder dividends at this level through the fourth quarter 2014. Beginning February, 2015, our Board of Directors increased the quarterly dividend of 10 cents per share. In February, 2016, our Board of Directors increased the quarterly dividend to 11.5 cents per share.

The Company’s ability to pay dividends is subject to the restrictions of the DGCL. Because we are a bank holding company with no significant assets other than our bank subsidiary, we currently depend upon dividends from our bank subsidiary for the majority of our revenues. Various banking laws applicable to the Bank limit the payment of dividends, management fees and other distributions by the Bank to the Company, and may therefore limit our ability to pay dividends on our common stock.

Under the terms of our trust preferred securities, including our related subordinated debentures, issued on June 30, 2003 and April 8, 2004, we cannot declare or pay any dividends or distributions (other than stock dividends) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock if: (i) an event of default under any of the subordinated debenture agreements has occurred and is continuing; or (ii) we defer payment of interest on the trust preferred securities (for a period of up to 60 consecutive months as long as we are in compliance with all covenants of the agreement).

Any future determination relating to dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including general business conditions, our financial results, our future business prospects, capital requirements, contractual, legal, and regulatory restrictions on the payment of dividends by us to our stockholders or by the Bank to the holding company, and such other factors as our Board of Directors may deem relevant.

Liquidation; Dissolution

In event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of the Company, holders of common stock have the right to receive ratably all of the assets remaining after payment of all of our debts and liabilities and liquidation preferences of any preferred stock then outstanding.

Non-Voting Common Stock

The shares of non-voting common stock have rights identical to the voting common stock except that the non-voting common stock has no voting power and is not entitled to vote on any matter, other than to vote in the following circumstances: (i) if any proposed amendment, alteration or repeal of any provision of our certificate of incorporation would adversely affect the powers, preferences or rights of the non-voting common stock in a manner that would be materially adverse from the effect of any such amendment, alteration or repeal on the voting common stock, then the affirmative vote of a majority of the outstanding shares of non-voting common stock, voting separately as a class, will be required to authorize such amendment, alteration or repeal; and (ii) if otherwise required by law.

Subject to certain restrictions set forth in our certificate of incorporation, any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of voting common stock at any time, but only if any required regulatory approvals have been received and there are a sufficient number of authorized but unissued shares of voting common stock to permit such conversion.  If the Company ceases to be a bank holding company, then all shares of non-voting common stock will automatically be converted in shares of voting common stock.

Any holder of voting common stock may elect to convert any number of shares of voting common stock into an equal number of shares of non-voting common stock with the prior approval of the Board of Directors acting in it is sole and absolute discretion or pursuant to a written agreement with the Company expressly providing for such conversion.

Registration Rights

Pursuant to the Investment Agreement, dated as of May 6, 2009, as amended, by and among the Company and the investors named therein (the “Investment Agreement”), we agreed to prepare and file a shelf registration statement with the SEC covering all shares of voting common stock issuable upon the conversion of our Series A Convertible Preferred Stock, including shares of voting common stock issuable upon the conversion or exchange of shares of non-voting common stock issued upon the conversion of our Series A Convertible Preferred Stock.

Pursuant to the Exchange Agreement, dated as of December 2, 2016, by and between the Company and Castle Creek Capital Partners IV, LP (the “Exchange Agreement”), we agreed to prepare and file an amendment or prospectus supplement to our resale registration statement on Form S-3 to cover the resale of 1,019,000 shares of voting common stock acquired by Castle Creek in exchange for non-voting common stock.

See “Selling Stockholders” for further information regarding the Investment Agreement, the Series A Convertible Preferred Stock, including the conversion thereof and the Exchange Agreement and the exchange transaction.

The registration statement of which this prospectus is a part addresses these obligations.  Certain of the Selling Stockholders also have customary demand and piggyback registration rights. The Investment Agreement and its related amendments and the Exchange Agreement have been filed as exhibits to the registration statement of which this prospectus is a part.

Board Representation

Pursuant to the Investment Agreement, Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P., together have the right to appoint one member or one observer to the Board of Directors of the Company and the Bank.

Other Terms

Shares of common stock are not liable to assessment or further call. The common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

At the direction of our Board of Directors, we may issue shares of preferred stock from time to time. Our Board may, without any action by the holders of common stock:

•                  adopt resolutions to issue preferred stock in one or more classes or series;

•                  fix or change the number of shares constituting any class or series of preferred stock; and

•                  establish or change the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•                  general or special voting rights;

•                  preferential liquidation or preemptive rights;

•                  preferential cumulative or noncumulative dividend rights;

•                  redemption or put rights; and

•                  conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock the terms of which might:

•                  adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

•                  discourage an unsolicited proposal to acquire us; or

•                  facilitate a particular business combination involving us.

Any of these actions could discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over its then market price.

As of the date of this prospectus, no series of preferred stock is issued or outstanding.

Certain Anti-Takeover Provisions

Our certificate of incorporation and bylaws contain a number of provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of us, including provisions: (i) providing the Board with the power to fix from time to time the size of the Board; (ii) providing the Board with the exclusive power to fill vacancies on the Board; (iii) providing that stockholders may act without a meeting only if a consent in writing is signed by all holders of our stock entitled to vote thereon; (iv) providing that special meetings of stockholders may be called only by the Board, the Chairman of the Board or by stockholders who together own of record twenty-five (25) percent or more of the outstanding shares of each class of stock entitled to vote at the meeting; (v) providing that stockholders must provide the Company with advance notice of stockholder nominees for director and other stockholder proposals in order for such matters to be considered at a stockholder meeting; and (vi) providing that the Board may adopt, amend or repeal our bylaws by the affirmative vote of a majority of the directors. The foregoing provisions could impede a change of control.

However, as permitted by the DGCL, our certificate of incorporation provides that the Company has expressly elected not to be governed by Section 203 of the DGCL, which restricts business combinations with interested stockholders.

Restrictions on Ownership

The Bank Holding Company Act generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, could constitute acquisition of control of the bank holding company.

Transfer Agent and Registrar

The transfer agent and registrar for our voting common stock is Computershare Trust Company, N.A.

NASDAQ Global Select Market Listing

As of the date of this prospectus, our voting common stock is quoted on the NASDAQ Global Select Market under the symbol “GBNK”.

SELLING STOCKHOLDERS

We issued shares of Series A Convertible Preferred Stock to the selling stockholders in a private placement on August 11, 2009 pursuant to the Investment Agreement. Following such issuance, we issued payment-in-kind dividends on a quarterly basis to the holders of Series A Convertible Preferred Stock in the form of additional shares of Series A Convertible Preferred Stock. On September 30, 2011, we consummated a transaction pursuant to which we issued to the holders of Series A Convertible Preferred Stock additional shares of Series A Convertible Preferred Stock as a special payment-in-kind dividend and, immediately thereafter, effected a mandatory accelerated conversion of all the outstanding shares of Series A Convertible Preferred Stock. As a result of such conversion, the Company issued an aggregate of 9,883,301 shares of voting common stock and 497,100 shares of non-voting common stock to the holders of Series A Convertible Preferred Stock.

On December 2, 2016, we entered into the Exchange Agreement with Castle Creek providing for the exchange of 1,019,000 shares of non-voting common stock for 1,019,000 shares of Guaranty’s voting common stock. The number of shares that Castle Creek received pursuant to the Exchange Agreement is equal to the number of shares of voting common stock that Castle Creek would have received upon conversion of the non-voting common stock.

The registration statement of which this prospectus is a part has been filed with the SEC pursuant to the registration rights granted pursuant to the Investment Agreement and the Exchange Agreement to afford the selling stockholders the opportunity to sell shares of voting common stock issued in connection with the above mentioned transactions in public transactions rather than pursuant to exemptions from the registration and prospectus delivery requirements of the Securities Act.

There are an aggregate of 5,402,043 shares of common stock held by the selling stockholders subject to registration rights under the Investment Agreement and the Exchange Agreement.

The table below sets forth certain information as of December 5, 2016, to our knowledge, with respect to the selling stockholders. The table below assumes that the selling stockholders sell all of the shares offered by this prospectus. We are unable to determine the exact number of shares, if any, that actually will be sold.

The number and percentage of shares of voting common stock beneficially owned by the selling stockholders is based on shares outstanding at December 5, 2016, determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power.

To our knowledge, none of the selling stockholders has had any material relationship with us, our predecessor or any of our affiliates during the past three years except as set forth in the footnotes to the table.

	Shares of Common Stock Beneficially Owned Before Offering	Shares of Voting Common Stock Offered Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After Offering
Name of Selling Stockholder	Number	Number	Number(2)	Percent(1)
Patriot Financial Partners, L.P.(3)	2,019,416	2,019,416	0	—
Patriot Financial Partners Parallel, L.P.(3)	348,851	348,851	0	—
Castle Creek Capital Partners IV, L.P.(4)(5)	1,448,849	1,448,849	0	—
RDV Capital Management LP(6)	872,500	696,666	175,834	—
Heritage Capital Management LP(7)	82,666	50,666	32,000	—
RDV Corporation Supplemental Executive Retirement Trust(8)	666	666	0	—
Randall Damstra and Julie K. Duisterhof, JTWROS(9)	9,133	6,133	3,000	—
NR Investments Limited(10)	245,466	245,466	0	—
Bill Block	235,466	175,466	60,000	—
Context BH Equity Fund II, L.P.(11)	175,466	175,466	0	—
Bryan Bradford	93,021	69,866	23,155	—
Theodore Janus	97,300	87,200	10,100	—
Lisa A. Ruh Trust(12)	78,922	43,200	35,722	—

Keith Belling	17,106	17,066	40	—
Yves Behar	17,066	17,066	0	—

(1)         Percentages are based on 28,350,686 shares of the Company’s voting common stock issued and outstanding as of December 5, 2016, including 565,363 shares of unvested restricted stock.

(2)         We do not know when or in what amounts the selling stockholders may offer for sale the shares of voting common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of voting common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of voting common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

(3)         The following are members of the “Patriot Financial Group”: each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the “Patriot Funds”), Patriot Financial Partners, GP, L.P., the general partner of the Patriot Funds (“Patriot GP”), Patriot Financial Partners, GP, LLC, general partner of Patriot GP (“Patriot LLC”) and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch, general partners of the Patriot Funds and Patriot GP and members of Patriot LLC. Accordingly, securities owned by the Patriot Funds may be regarded as being beneficially owned by Patriot GP, Patriot LLC and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch. Each of Messrs. Wycoff, Lubert and Lynch disclaims beneficial ownership of the shares that the Patriot Funds beneficially own, except to the extent of his pecuniary interest therein. Pursuant to the Investment Agreement, the Funds, together, have the right to appoint one member or one observer to the Board of Directors of each of the Company and the Bank. Mr. Wycoff has been appointed and serves as a director of the Company and the Bank.

(4)         Castle Creek Capital IV LLC is the sole general partner of Castle Creek Capital Partners IV, L.P. (“CC Fund IV”).  Accordingly, securities owned by CC Fund IV may be regarded as being beneficially owned by Castle Creek Capital IV LLC.  Castle Creek Capital IV LLC disclaims beneficial ownership of the securities owned by CC Fund IV, except to the extent of its pecuniary interest therein.  Each of John M. Eggemeyer, J. Mikesell Thomas, Mark G. Merlo and John T. Pietrzak is a Managing Member of Castle Creek Capital IV LLC. Each of Messrs. Eggemeyer, Thomas, Merlo and Pietrzak disclaims beneficial ownership of the securities owned by CC Fund IV, except to the extent of his pecuniary interest therein. Mr. Eggemeyer serves as a director of the Company.

(5)         Castle Creek Financial LLC is an affiliate of CC Fund IV and a broker-dealer. We have been advised that CC Fund IV acquired the common stock in the ordinary course of business, not for resale, and that CC Fund IV had not, at the time of such acquisition, any agreements or understandings, directly or indirectly, with any person to distribute the common stock. In addition, Mr. Eggemeyer, a director of the Company, is a co-founder and chief executive of Castle Creek Financial LLC.

(6)         RDV Corporation, as the general partner of RDV Capital Management LP (“RDV Cap”), and Jerry L. Tubergen, as President and CEO of RDV Corporation, may be deemed to share indirect beneficial ownership of the shares held by RDV Cap. Each of RDV Corporation and Mr. Tubergen disclaims beneficial ownership of such shares except to the extent of each of their pecuniary interest therein.

(7)         Buttonwood Capital, Inc. as the general partner of Heritage Capital Management LP (“Heritage Cap”), and Jerry L. Tubergen, who is deemed to control Buttonwood Capital, Inc., may be deemed to share indirect beneficial ownership of the shares held by Heritage Cap. Each of Buttonwood Capital, Inc. and

Mr. Tubergen disclaims beneficial ownership of such shares except to the extent of each of their pecuniary interest therein.

(8)         The specified shares are held by the RDV Corporation Supplemental Executive Retirement Trust (the “RDV Trust”) for the benefit of Robert H. Schierbeek. RDV Corporation has voting and investment power over these shares. Jerry L. Tubergen, as President and CEO of RDV Corporation, may be deemed to share indirect beneficial ownership of the shares RDV Corporation may beneficially own. Mr. Tubergen disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(9)         Mr. Damstra is a member of the senior management of RDV Corporation.

(10)  Nathaniel Rothschild has voting and investment power over the shares held by NR Investments Limited.

(11)  Ron Biscardi and Robert Hendershott share voting and investment power over the shares held by Context BH Equity Fund II, L.P.

(12)  Lisa A. Ruh is the trustee of the Lisa A. Ruh Trust and has voting and investment power over the shares held by the trust.

PLAN OF DISTRIBUTION

The selling stockholders named in this prospectus, or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus, may sell, transfer or otherwise dispose of any or all of these shares from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales, transfers or dispositions may be made on one or more exchanges or markets, on any automated interdealer quotation system on which the shares are listed, in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

•                  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•                  an exchange distribution in accordance with the rules of such exchange;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                  privately negotiated transactions;

•                  short sales, except to the extent they are restricted contractually from so doing;

•                  through the writing of or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  one or more underwritten offerings on a firm commitment or best efforts basis;

•                  any combination of these methods of sale; or

•                  any other method permitted pursuant to applicable law.

The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell all or any of the shares we are registering. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in such resales.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to the broker-dealer or other financial institution of the shares. The broker-dealer or other financial institution may then resell or otherwise transfer such shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers of the selling stockholders and selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Any selling stockholders who are deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not engage in market-making activities with respect to our voting common stock during certain restricted periods. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our voting common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholder that any material arrangement (other than a customary brokerage account agreement) has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•                  the name of such selling stockholder and of the participating broker-dealers;

•                  the number of shares involved;

•                  the price at which such shares were sold;

•                  the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

•                  if applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus; and

•                  other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Under the terms of the registration rights in the Investment Agreement, the selling stockholders, on the one hand, and we, on the other hand, have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of 4,383,043 shares of voting common stock being offered under this prospectus has been passed upon for us by Jones & Keller, P.C., Denver, Colorado and 1,019,000 shares of voting common stock being offered under this prospectus has been passed upon for us by Shapiro Bieging Barber Otteson LLP, Denver, Colorado. If the validity of the voting common stock will be passed upon by counsel for any underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Guaranty Bancorp as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and the effectiveness of Guaranty Bancorp’s internal control over financial reporting as of December 31, 2015 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated in this prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.